Exhibit 99.1

Byrna Technologies Announces Preliminary Fiscal First Quarter Revenues of $29.0 Million

ANDOVER, Mass., March 9, 2026 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today announced select preliminary financial results for the fiscal first quarter ended February 28, 2026.

Preliminary First Quarter Results

Based on preliminary unaudited results, Byrna expects total revenue for the fiscal first quarter of 2026 to be approximately $29.0 million, an increase of 11% compared to $26.2 million in the fiscal first quarter of 2025. The Company also ended the quarter with approximately $1.1 million in backlog, slightly above typical first-quarter levels due to shipment timing at quarter-end.

First quarter revenue reflects the typical post-holiday seasonal moderation following Byrna’s strong holiday-driven fourth quarter.

During the quarter, Byrna continued to generate sales across its multiple distribution channels, including its direct-to-consumer platform and expanding retail footprint, as the Company continues to broaden its omnichannel distribution strategy.

Management Commentary

Conn Davis, who was appointed Chief Executive Officer on March 3, 2026, stated, “Our first quarter results reflect Byrna’s typical post-holiday seasonal pattern while continuing to demonstrate year-over-year growth. Byrna’s mission is grounded in providing personal safety solutions that help people protect themselves while reducing the likelihood of lethal outcomes. As awareness of effective less-lethal options continues to grow, Byrna remains focused on advancing the category through innovative and highly effective solutions. I am excited to build on the strong foundation established by Bryan Ganz and the team as we continue to expand awareness of both the category and the Byrna brand, supported by continued expansion in retail distribution, a growing product portfolio, continued operational scale, and broader reach for our message.”

Preliminary Fiscal First Quarter 2026 Sales Breakdown:

Sales Channel ($ in millions)	Q1 2026	Q1 2025	% Change
Web	17.6	19.4	-9%
Byrna Dedicated Dealers	9.4	4.3	120%
Law Enforcement / Schools / Pvt Security	0.1	0.0	190%
Retail Stores	0.7	0.3	135%
International	1.6	2.2	-27%
Gross Sales	29.4	26.2	12%
Co-Op, AVB, and Allowances	(0.4)	-	N/A
Net Sales	29.0	26.2	11%

Conference Call

Byrna plans to report its full financial results for the fiscal first quarter in April, which will be accompanied by a conference call to discuss the results and address questions from investors and analysts. The conference call details will be announced prior to the event.

About Byrna Technologies Inc.

Byrna is a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® CL, Byrna® LE and Byrna® SD personal security devices, state-of-the-art handheld CO2 powered launchers designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “intends,” “anticipates,” and “believes” and statements that certain actions, events or results “may,” “could,” “would,” “should,” “might,” “occur,” “be achieved,” or “will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include, but are not limited to, our statements related to preliminary revenue results for the first fiscal quarter 2026, the timing of the release of full financial results for the quarter, expectations for future sales growth and demand trends, the impact of marketing strategies, and the Company’s brand visibility efforts. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of the Company’s supply chain; the further or prolonged disruption of new product development; production or distribution or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased shipping costs or freight interruptions; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels not to carry or reduce inventory of the Company's products; determinations by advertisers to prohibit marketing of some or all Byrna products; the loss of marketing partners or endorsers; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; import-export related matters or tariffs, sanctions or embargos that could affect the Company's supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; and future restrictions on the Company's cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in the Company's most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in the Company's SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com